Exhibit 23.3

Consent of P&E Mining Consultants Inc.

We hereby consent to the incorporation by reference into the Registration Statement on Form S-3, including any amendments thereto and any related prospectus (together, the “Registration Statement”) filed by McEwen Mining Inc. with the Securities and Exchange Commission, of the information contained in our audits of reserve estimates prepared by Hochschild Mining plc for Minera Santa Cruz S.A., dated March 6, 2015.  We further consent to the use of the name P&E Mining Consultants Inc. in the Registration Statement as well as the reference to our firm as experts in the Registration Statement.

/s/ Eugene Puritch
Eugene Puritch, P.Eng.
President (on behalf of P&E Mining Consultants Inc.)